Exhibit 99.B(p)1.a.

CODE OF ETHICS

SECURITIES MANAGEMENT AND RESEARCH, INC.

SM&R INVESTMENTS, INC.

AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC.

AMENDED AND RESTATED FEBRUARY 1, 2006

CODE OF ETHICS

This Code of Ethics (the “Code”) is adopted by SECURITIES MANAGEMENT AND RESEARCH, INC. (“SM&R”), SM&R INVESTMENTS, INC., and AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC., in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).   SM&R Investments, Inc. and American National Investment Accounts, Inc. are referred to herein as the “Funds,” each a “Fund.”

This Code applies to (i) all directors, officers, and employees of SM&R, and any other persons providing advice on behalf of SM&R subject to SM&R’s supervision and control (collectively, “Supervised Persons”), and (ii) all “Access Persons” of the Funds, as defined below.

This Code establishes procedures designed:

1.               to prevent violations of the 1940 Act, the Advisers Act and the rules and regulations thereunder;

2.               to prevent fraudulent activities;

3.               to ensure that Supervised Persons comply with their fiduciary obligations to the Funds and other clients, including affiliates, for which SM&R serves as investment adviser (collectively “Advisory Clients”); and

4.               to prevent Supervised Persons and Fund Access Persons from engaging in investment activities that might be harmful to the interests of Advisory Clients, including the Funds, or that might enable such persons to profit illicitly from their relationship with SM&R and Advisory Clients, including the Funds.

GENERAL PRINCIPLES

This Code is based on the principle that SM&R and its Supervised Persons owe fiduciary duties of good faith, honesty and fair dealing to SM&R’s Advisory Clients, including the Funds.  Accordingly, the business endeavors of SM&R and the Funds must be conducted in accordance with the highest ethical and moral standards, avoiding any activity or transaction which would be in contravention of the law.  It is important to remember that the success of SM&R and the Funds depends in large measure upon public confidence in our integrity and principled business conduct.

The following principles shall govern the interpretation and administration of this Code:

1.               The interests of all Advisory Clients must be placed first at all times;

2.               All personal securities transactions are to be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

3.               Supervised Persons and Fund Access Persons should not take inappropriate advantage of their positions;

4.               Information concerning the identity of security holdings and financial circumstances of Advisory Clients is confidential;

5.               Independence in the investment decision-making process is paramount; and

6.               Supervised Persons and Fund Access Persons must comply with federal securities laws.

All individuals subject to this Code must at all times adhere to these principles, as well as with the specific provisions of the Code and other company policies and procedures.  It bears emphasis that this Code does not attempt to identify all possible conflicts of interest, and technical or literal compliance with the Code’s specific provisions will not automatically insulate an individual from scrutiny of personal trades that show a pattern of abuse of his or her fiduciary duties to Advisory Clients.

All persons covered by this Code should keep in mind that violations of the provisions of this Code may subject them to disciplinary action, up to and including termination.  A breach of any of the duties and obligations discussed in this Code may, depending upon the circumstances, expose SM&R, its supervisory personnel, the Funds and any individual involved to federal  and/or state disciplinary actions and potential criminal and civil liability.

SECTION 1.  DEFINITIONS

A.           “Access Person” means any director or officer of SM&R or a Fund, as well as any Supervised Person (including administrative, technical, and clerical personnel) who:

1.               has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities;

2.               has access to nonpublic information regarding the portfolio holdings of a Fund;

3.               is involved in making or communicating securities recommendations to Advisory Clients, or has access to such recommendations that are nonpublic; or

4.               makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, in connection with his or her regular functions or duties.

“Access Person” also includes any director or officer of any company in a control relationship with SM&R who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund.

SM&R’s Chief Compliance Officer, in consultation with legal counsel, as necessary, shall identify all Access Persons and inform them of such classification under the Code.

B.             “Beneficial Ownership” shall be determined in accordance with the definition of “beneficial owner” set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.  It is important to remember that an Access Person’s beneficial ownership of securities includes securities owned by his or her immediate family living in his or her household, as well as securities held in any account, such as a trust, in which the Access Person has a direct or indirect beneficial interest.

C                “Investment Personnel” means any employee of SM&R who (i) makes investment decisions for Funds and Advisory clients, (ii) provides information or advice to portfolio managers or (iii) helps execute and/or implement the portfolio manager’s decision.   Such individuals include portfolio managers, portfolio assistants, securities analysts and traders.

The term shall not include an employee of SM&R who assists in the preparation of or receives public reports, but who receives no information about current recommendations to or trading by Advisory Clients.

D.            “Personal Securities Transaction” means a transaction in a security in which an individual has or thereby acquires Beneficial Ownership.  A person shall be considered to be “engaging in” or “effecting” a Personal Securities Transaction if such a security is involved, regardless of whether the transaction is effected by that person or by some other person (such as an immediate family member).  However, a person shall not be considered to be “engaging in” or “effecting” a Personal Securities Transaction if such transaction is executed through a pre-established automatic investment plan or dividend reinvestment plan.

E.              “Portfolio Manager” means an SM&R employee entrusted with the direct responsibility and authority to make investment decisions with respect to an Advisory Client.

F.              “Purchase or sale of a Security” includes any contract to purchase or sell a security, including, but not limited to, the writing of an option to purchase or sell a security.

G.             “Security” or “securities” includes any stock, bond, derivative instrument, investment contract, or any other instrument considered a security under the 1940 Act or the Advisers Act. The definition of a “security” or “securities” does not include:

1.               Direct obligations of the Government of the United States;

2.               Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.               Shares issued by open-end investment companies not advised or sub-advised by SM&R, its subsidiaries or affiliates;

4.               Shares issued by money market funds; and

5.               Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies not advised by SM&R.

SECTION 2.  STANDARDS OF BUSINESS CONDUCT

A.           Non-disclosure of Information.  SM&R must keep all information about its Advisory Clients and former clients in strict confidence, including information regarding the client’s identity, the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by SM&R.  Supervised Persons may not disclose to any person outside of SM&R any material nonpublic information about any Advisory Client, the investments made by SM&R on behalf of an Advisory Client, information about contemplated securities transactions, or information regarding SM&R’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

B.             Service as a Director.  Individuals who make, participate in, or obtain information regarding the purchase or sale of securities by any Advisory Client, must obtain prior authorization from SM&R’s Chief Compliance Officer to serve on the board of directors of a publicly traded company.   Authorization will be based on a determination that such board service would be consistent with the interests of Advisory Clients.  If authorization is granted, any transaction by a Fund involving the securities of the publicly traded company for which the individual is serving as a director will require prior written approval by SM&R’s Chief Executive Officer.

C.             Acceptance of Gifts and Entertainment.  A conflict of interest occurs when the personal interests of Supervised Persons interferes with their responsibilities to SM&R and its Advisory Clients.  The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to another person or firm.  Specifically:

1.               No Supervised Person shall receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of SM&R;

2.               No Supervised Person may give or offer any gift, services, or other thing of more than de minimis value to existing clients, prospective clients, or any entity that does business or seeks to do business with or on behalf of SM&R without pre-approval from SM&R’s Chief Compliance Officer;

3.               No Supervised Person may give or accept gifts of cash or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of SM&R; and

4.               No Supervised Person may provide or accept meals or entertainment beyond what is considered consistent with local social and industry custom to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of SM&R.

D.            Compliance with Applicable Law and Regulations.All individuals covered by this Code must comply with applicable federal securities laws.  As part of such requirement, Supervised Persons must not, in connection with the purchase or sale, directly or indirectly, by the Supervised Person of a security held or to be acquired by an Advisory Client:

1.               Use any device, scheme or artifice to defraud any Advisory Client;

2.               Make an untrue statement of a material fact to an Advisory Client or omit to state a material fact necessary in order to make the statements made to the Advisory Client, in light of the circumstances under which they were made, not misleading;

3.               Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Advisory Client; or

4.               Engage in any manipulative practice with respect to any Advisory Client.

E.              Prohibition on Trading While in Possession of Material Non-Public Information.

No Access Person may seek any benefit for himself or herself, a Fund, or anyone else from material, nonpublic information about issuers, whether or not the securities of such issuers are held in Fund portfolios or suitable for the inclusion in their portfolios.

Any Access Person who believes he or she is in possession of such information should:

1.               contact SM&R’s Chief Compliance Officer immediately;

2.               not trade the securities on behalf of himself or others, including Advisory Clients;

3.               not communicate the information further inside or outside the SM&R organization; and

4.               await instructions from SM&R’s Chief Compliance Officer whether to continue the prohibitions against trading and communication or to permit trading and communication.

Refer to SM&R’s Policies and Procedures Designed to Detect and Prevent Insider Trading for more detail.  This prohibition does not preclude an Access Person from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available.

Section 3.  Limitations on Personal Securities Transactions

A.            Limitations Related to Timing of Transactions.  The timing of Personal Securities Transactions shall be limited as follows:

1.               Restrictions on Access Persons.  An Access Person may not execute a Personal Securities Transaction with respect to a security with actual knowledge that, at the same time:

(a)               a recommendation has been made within SM&R that such security be traded, which recommendation has not yet been acted upon;

(b)              a Portfolio Manager intends to purchase or sell such security for an Advisory Client for which he or she is responsible;

(c)               an order that is yet to be completed or withdrawn has been placed with respect to such security by or on behalf of a Portfolio Manager with a broker or given by or on behalf of a Portfolio Manager to the trading desk.; or

(d)              less than twenty-four (24) hours has passed since a trade (purchase or sale) has been made in a Fund for the same or related security.   In addition, if an Advisory Client is in the middle of a buying or selling program for a security, the program must be executed or withdrawn before the Access Person may execute his or her transactions in such security.

2.               Additional Restrictions on Investment Personnel.

(a)               Portfolio Managers and other Investment Personnel shall not engage in a Personal Securities Transaction with respect to a security if that same security is held in, or is being considered as a potential acquisition by the Funds, without obtaining written approval of the transaction from the Chief Investment Officer within twenty-four (24) hours of the Personal Securities Transaction.  When any such Personal Securities Transaction is entered into by the Chief Investment Officer, the Chief Investment Officer shall obtain approval within twenty-four (24) hours of the Personal Securities Transaction in accordance with Section 6.C of this Code. Copies of all such approvals are to be promptly filed with the Chief Compliance Officer.

In the case of a Personal Securities Transaction involving a purchase of a security for which written approval is declined under this subparagraph (a), the individual requesting such approval will be required to (i) sell the security as soon as practicable, (ii) report any profits realized from such sale to the Chief Compliance Officer, and (iii) disgorge profits in the manner provided in subparagraph (e) below.  In the case of a Personal Securities Transaction involving a sale of a security for which written approval is declined under this subparagraph (a), the individual must report any profits realized from such sale to the Chief Compliance Officer, and disgorge profits in the manner provided in subparagraph (e) below.

(b)              Beneficial Interest Ownership in Security to be Purchased by a Fund.  Portfolio Managers and other Investment Personnel holding a beneficial interest in a security being purchased by a Fund portfolio that they manage, and/or for which they provide investment assistance, must sell their holdings in such security at least twenty-four (24) hours prior to any Fund investment being made in such security.  The only exceptions to this requirement follow:

i.                  Any beneficial interest in a security owned at the time of employment may be held or traded at any time other than within twenty-four (24) hours of a trade in a Fund for the same or related security.  Dividends in that security may be re-invested in accordance with a formal plan offered by the issuer.

ii.               Any beneficial interest in a security acquired by devise or bequeath may be held or traded at any time other than within twenty-four (24) hours of a trade in a Fund for the same or related security.

iii.            Any beneficial interest in a security issue by the Government or any Agency of the Unites States, a State, or any political subdivision thereof may be traded or held.

iv.           Any beneficial interest in a security not described in (i) through (iii) above may be traded or held if prior written approval is first obtained from SM&R’s Chief Investment Officer and in his absence, the Chief Executive Officer or the Chief Compliance Officer.

(c)          Short-Term Trading Profits.  Investment Personnel may not purchase and sell, or sell and purchase the same (or equivalent) security in a Personal Securities Transaction within any sixty (60) calendar day period at a gain if such security is held by any Advisory Client.

(d)         Disgorgement of Profits.  Any profits realized on Personal Securities Transactions not effected in compliance with the requirements of this Section 3.A(2) shall be disgorged to the appropriate Advisory Client, or, in the case of violations of the 60-day hold requirement under subparagraph (d) above, to a charity selected by SM&R senior management.

3.               Disclosure of Interest in a Security. Access Persons may not recommend any securities transaction to an Advisory Client without having disclosed his or her interest in the securities or the issuer of the securities, including without limitation:

(a)               Direct or indirect beneficial ownership of any securities of the issuer;

(b)              Any position with the issuer or its affiliates; or

(c)               Any present or proposed business relationship between the issuer or its affiliates and such person or any party in which such person has a significant interest.

B.            Initial Public Offering Investments (IPOs) are Prohibited

Access Persons are prohibited from directly or indirectly acquiring any securities or Beneficial Ownership in any security of an initial public offering.   This includes an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

C.            Private Placement Investments or other Limited Offerings

Access Persons are required to obtain prior written approval from SM&R’s Chief Executive Officer for any Personal Securities Transaction involving an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 (a “private placement”).

Access Persons who have a Beneficial Ownership interest at the time of employment and thereafter in any securities obtained through a private placement or other limited offerings must disclose this interest to SM&R’s Chief Compliance Officer.   In the event a decision is made to consider securities of the private placement or other limited offerings of the same issuer on behalf of an Advisory Client, the transaction shall be subject to review and approval by SM&R’s Chief Executive Officer.

D.            Short Sales.  No Access Person may sell any security that he or she does not own or otherwise engage in “short-selling” activities.

E.            Futures and Options.  No Access Person may purchase or sell options or futures in a Personal Securities Transaction.

SECTION 4.  REPORTING REQUIREMENTS

A.           Filing of Reports.  Every Access Person of SM&R and the Funds shall provide to SM&R’s Chief Compliance Officer the following reports:

1.               Initial Holdings Report: must be submitted within ten (10) calendar days after a person becomes an Access Person.  The report and the information must be current as of a date no more than forty-five (45) days prior to becoming an Access Person and contain the following information —

(a)               the title and type of security, and as applicable the exchange ticker symbol or CUSIP number,  the number of shares (for equity securities), and the principal amount (for debt securities) of each security involved in which the Access Person has any direct or indirect Beneficial Ownership;

(b)              the name of the broker-dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit as of the date the person became an Access Person; and

(c)               the date the Access Person submits the report.

2.               Quarterly Transaction Report: must be submitted no later than thirty (30) calendar days after the end of each calendar quarter in which the Access Person has acquired or disposed of any Beneficial Interest in a security.  The report must contain the following information:

(a)               With respect to transactions during the quarter in an existing account in any security in which an Access Person had any direct or indirect Beneficial Ownership:

i.                            the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares (for equity securities), and the principal amount (for debt securities) for each security involved;

ii.                         the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

iii.                      the price of the security at which the transaction was effected;

iv.                     the name of the broker-dealer, or bank with or through whom the transaction was effected; and

v.                        the date the report is submitted by the Access Person.

(b)              With respect to any account established by an Access Person during the quarter in which any securities were held during the quarter for his or her direct or indirect benefit:

i.                            the name of the broker-dealer, or bank with whom the account was established;

ii.                         the date the account was established; and

iii.                      the date the report is submitted by the Access Person.

3.               Annual Holdings Report: must be submitted annually as of a date no more than forty-five (45)days before the report is submitted.  The report must contain the following information:

(a)               the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares (for equity securities), and the principal amount (for debt securities) of each security in which the Access Person had any direct or indirect Beneficial Ownership;

(b)              the name of any broker-dealer or bank with which the Access Person maintains an account in which any securities are held for his or her direct or indirect benefit; and

(c)               the date the report is submitted by the Access Person.

B.             Exceptions to Reporting Requirements

(a)          A person who is a Fund independent director, as determined in accordance with Section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Fund director, is not required to file the initial holdings report or the annual holdings report.  Such person is required to file the quarterly transaction report only if he or she knew, or should have known, in the ordinary course of fulfilling his or her official duties as a Fund director, that during the fifteen (15) day period immediately before or after his or her transaction in a security, the Fund purchased or sold the same security, or the Fund or SM&R considered purchasing or selling such security.

(b)         An Access Person need not make any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control.

(c)          An Access Person investing pursuant to an “automatic investment plan” is not required to make a quarterly transaction report, UNLESS a change is made that overrides the predetermined schedule or allocation of the “automatic investment plan.”  An “automatic investment plan” means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

(d)          An Access Person need not make any quarterly transaction report if the report would duplicate information contained in broker trade confirmations received by SM&R’s Chief Compliance Officer, as long as such confirmations are received no later than thirty (30) days after the end of the applicable calendar quarter.   This exception permits Access Persons to satisfy their reporting requirements by timely filing and dating copies of broker trade confirmations, provided that such confirmations contain all of the information required to be disclosed under this Code.  If trade confirmations do not provide all of the required information, the Access Person must supply the remainder of the required information in an accompanying written report.

C.             Disclaimer.  Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

D.            Duplicate Confirmations and Statements.    All Access Persons must direct their brokers to supply SM&R’s Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all securities accounts.

E.              Monitoring of Reports.  SM&R’s Chief Compliance Officer, or his or her designee, shall review and monitor Personal Securities Transactions and holdings to identify improper trades or patterns of trading by Access Persons.  The Personal Securities Transactions and holdings of SM&R’s Chief Compliance Officer shall be reviewed by SM&R’s Chief Executive Officer.

SECTION 5.  ANNUAL CERTIFICATION OF COMPLIANCE

All Supervised Persons shall be provided with a copy of this Code, and any amendments hereto, and shall sign a certificate certifying annually, or upon amendment to the Code, that —

1.               they have received a copy of the Code;

2.               they have read and understood the Code;

3.               they understand and acknowledge they are subject to the Code;

4.               they have complied with the requirements of the Code; and

5.               they have disclosed all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code.

SECTION 6.  ADMINISTRATION OF THE CODE OF ETHICS

A.           Responsibility and Delegation:

SM&R’s  Chief Compliance Officer is responsible for the administration and enforcement of the Code and must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.  The Chief Compliance Officer may designate an appropriate person as the “Administrator of the Code of Ethics” to perform various monitoring, training, review and recordkeeping functions under the Code.

B.             Written Reports to Fund Board of Directors:  SM&R and the Funds will furnish the Boards of Directors of the Funds a written report:

1.               Quarterly for each Fund affected, which contains a description of any violation and the sanction imposed; transactions which suggest the possibility of a violation; interpretations issued by and any exemptions or waivers found appropriate; and any other significant information concerning the appropriateness of this Code, if applicable;

2.               Not less frequently than annually, which:

(a)          Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and;

(b)         Certifies that SM&R has adopted procedures reasonably necessary to prevent Access Persons form violating the Code.

C.             Alternate Approval for Activity in the absence of or Involving Chief Investment Officer, Chief Compliance Officer, or Chief Executive Officer:

CHIEF INVESTMENT OFFICER:  Where the provisions of this Code require approval of SM&R’s Chief Investment Officer for any activity, and where the proposed activity requiring approval involves the Chief Investment Officer, or the Chief Investment Officer is not available, the approval of SM&R’s Chief Executive Officer shall be obtained.

CHIEF COMPLIANCE OFFICER:   Where the provisions of this Code require approval of SM&R’s Chief Compliance Officer for any activity, and where the proposed activity requiring approval involves the Chief Compliance Officer or the Chief Compliance Officer is not available, the approval of SM&R’s Chief Executive Officer shall be obtained.

CHIEF EXECUTIVE OFFICER: Where the provisions of this Code require approval of SM&R’s Chief Executive Officer for any activity, and where the proposed activity requiring approval involves the Chief Executive Officer or the Chief Executive Officer is not available, the approval of the Chief Compliance Officer shall be obtained.

SECTION 7.  MAINTENANCE OF RECORDS

SM&R, on its own behalf and on the behalf of the Funds, shall maintain and make available records with respect to the implementation of the Code in the manner and for the time required by the federal securities laws, including without limitation, Rule 17j-1(f) under the 1940 Act and Rule 204-2(a) under the Advisers Act.

SECTION 8.  SANCTIONS

Upon discovering a violation of this Code, SM&R’s Chief Executive Officer or any Fund may impose such sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, or termination of the employment of the violator.

All material violations of this Code and any sanctions imposed with respect to this Code will be reported periodically, in writing, to the Board of Directors of SM&R and, if applicable, the Board of Directors of the Fund with respect to whose securities the violation occurred.

Section 9.  Confidentiality

All information obtained from any individual pursuant to the provisions of this Code shall be kept in strict confidence, except that reports of securities transactions provided under the Code will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

SECTION 10.  OTHER LAWS, RULES AND STATEMENTS OF POLICY

Nothing contained in this Code shall be interpreted as relieving any individual from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure adopted by SM&R, a Fund or an Advisory Client governing the conduct of such person.

SECTION 11.  REPORTING OF SUSPECTED CODE VIOLATIONS

Suspected violations of the Code must be promptly reported to SM&R’s Chief Compliance Officer.  Any suspected violation concerning SM&R’s Chief Compliance Officer shall be reported to SM&R’s legal counsel.

Individuals who lawfully provide information or assist SM&R or a Fund in any investigation regarding any conduct that is reasonably believed to constitute securities law violations or fraud against SM&R or an Advisory Client will, at their request, remain anonymous and will not be the subject of any retaliation for furnishing such information.

The reporting of possible misconduct may be mailed confidentially to:

Teresa Axelson	OR	Mr. Jerry Adams, Partner
SM&R Chief Compliance Officer		Greer, Herz & Adams, L.L.P
2450 South Shore Blvd., Suite 400		One Moody Plaza, 18th Floor
League City, TX 77573		Galveston, Texas 77550

SECTION 12.  FURTHER INFORMATION

Individuals who have questions regarding the Code or their compliance obligations should consult SM&R’s Chief Compliance Officer.

SECTION 13.  EFFECTIVE DATE

The effective date of this Code of Ethics shall be February 1, 2005.

SECTION 14.  AMENDMENTS

All amendments to the Code shall be approved by SM&R’s Chief Executive Officer.  Any material amendments to the Code must receive the approval of the Boards of Directors of the Funds not later than six months after the adoption of any such amendment.